WORKIVA INC.
CLAWBACK POLICY
Section 1. Purpose.
The Board of Directors (the “Board”) of Workiva Inc. (the “Company”) has adopted this Workiva Inc. Clawback Policy (the “Policy”) pursuant to Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Act”), the Securities and Exchange Commission (the “SEC”) regulations promulgated thereunder and the applicable New York Stock Exchange (the “NYSE”) listing standards. The purpose of this Policy is for the Company to recover or cause to be forfeited certain Incentive Compensation of Covered Executives upon the occurrence of an Accounting Restatement. The Policy is intended to align with and underscore the Company’s Code of Conduct.
The Policy is not intended to limit any clawback or forfeiture provisions that are in the Covered Plans or the Company’s other compensation plans or programs. In the event of any conflict between such clawback or forfeiture provisions and the Policy, the terms of the Policy shall govern.
Section 2. Definitions.
“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).
“Administrator” shall mean the Committee, unless otherwise designated by the Board.
“Clawback” shall mean recoupment or forfeiture of a Covered Executive’s Incentive Compensation whether paid, vested, granted or accrued, upon the occurrence of an Accounting Restatement.
“Clawback Amount” shall have the meaning set forth in Section 4 of this Policy.
“Committee” shall mean the Compensation Committee of the Board.
“Covered Executive” shall mean each of the Company’s current and former executive officers who is or was designated as an officer of the Company in accordance with Rule 16a-1(f) of the Act.
“Covered Plan” shall mean any past, present and future compensation arrangement of the Company, including (but not limited to) individual employment agreements and arrangements, cash incentive plans, equity incentive plans and any other compensation plans and programs that provide for Incentive Compensation to the extent applicable to the Covered Executives.
“Effective Date” shall mean the date that this Policy is adopted, or as amended from time to time.

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“Financial Reporting Measure” shall mean any measure that is determined and in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive Compensation” shall mean any compensation or awards that are granted, earned, or vested wholly or in part based upon the attainment of a Financial Reporting Measure, including (but not limited to) stock price, revenue growth, operating income, and operating cash flow.
“Lookback Period” means the three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
“Required Restatement Date” shall mean the earlier to occur of: (a) the date the Company’s Board, Committee or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
“Section 409A” shall mean Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
Section 3. Clawback Authority.
The Administrator, in accordance with this Policy and with applicable law, government regulation or stock exchange listing requirements, shall determine whether a Covered Executive shall be subject to Clawback and shall determine the Clawback Amount as set forth in Section 4 of this Policy.
Section 4. Clawback Amount.
a.Amount Subject to Clawback. Incentive Compensation that is subject to potential recover under this Policy is compensation that is received by a Covered Executive (i) on or after the original effective date of this Policy (even if such Incentive Compensation was approved, awarded or granted prior to the effective date), (ii) after the individual became a Covered Executive, (iii) if that person served as a Covered Executive during the performance period for such Incentive-Based Compensation, and (iv) while the Company has a class of securities listed on a national securities exchange or national securities association.
b.Amount. The “Clawback Amount” shall mean, with respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive Compensation received by the Covered Executive, on a pre-tax basis, during the Lookback Period over the amount of Incentive Compensation that otherwise would have been received, on a pre-tax basis, had it been determined based on the restated amounts. For purposes of this Policy, Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial

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Reporting Measure specified in the Incentive Compensation award or arrangement is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
c.Method.
i.Promptly following a determination that any Incentive Compensation is subject to recoupment, repayment or forfeiture, the Administrator shall provide such Covered Executive with a written notice of such Clawback Amount and a demand for repayment or recoupment. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Clawback Amount to the Company.
ii.If such repayment or recoupment is not made within a reasonable time, the Administrator, in its sole discretion, shall recover the Clawback Amount in a reasonable and prompt manner using any lawful method, which may include, without limitation:
a.requiring reimbursement of cash previously paid, as well as any Clawback Amount that is deferred and not yet payable, including any interest or earnings accrued;
b.seeking recovery of any shares of Company stock that are part of the Clawback Amount;
c.seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
d.offsetting such amount from any compensation the Company otherwise owes to the Covered Executive;
e.cancelling outstanding vested or unvested equity awards;
f.causing the forfeiture of any unpaid, vested or unvested, compensation; and;
g.taking any other remedial and recovery action permitted by law;
provided that recovery of any Clawback Amount must be made in compliance with Section 409A. The applicable Covered Executive shall also be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such Clawback Amount in accordance with Section 4(c)(ii) of this Policy.
Section 5. Delegation and Authority.
    The Committee may delegate to officers of the Company the authority to enforce a Clawback as determined under this Policy. All determinations by the Committee (or its delegate) regarding a Clawback following an Accounting Restatement will be subject to review and approval by the non-employee directors of the Board.

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Section 6. Limited Exceptions.
    Incentive Compensation will be recovered in accordance with this Policy unless the Board determines that recovery would be impracticable and one of the following conditions is met:
a.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has first made a reasonable effort to recover the Clawback Amount; or
b.the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.
Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to NYSE.
Section 7. Applicability of Policy.
    This Policy applies to each Covered Plan and all awards issued thereunder regardless of whether the Covered Plan or award issued thereunder specifically includes such language, and each Covered Executive is deemed to have agreed that an award under a Covered Plan is subject to this Policy.
Section 8. No Insurance or Indemnification.
    The Company shall not, and each Covered Executive shall be required to acknowledge that the Company will not, indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of any Clawback Amount as set forth in this Policy, nor will it pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.
Section 9. Applicable Law; Enforceability.
    All provisions of this Policy, including the applicability, interpretation, administration, and enforcement thereof, shall comply with and be subject to applicable law and regulation. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

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Section 10. Amendment and Termination.
    The Committee shall have the authority to amend the Policy at any time and for any reason. The Board shall have the authority to terminate the Policy for any time and for any reason. This Policy will be reviewed and modified if necessary to ensure compliance with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
Section 11. Other Recoupment Rights.
    The Board intends that this Policy will be applied to the fullest extent of the law. Any Incentive Compensation provided for in an employment agreement or any other compensatory plan or agreement shall, as a condition to the grant of any benefit thereunder, be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement or other compensation plan or agreement and any other legal remedies available to the Company. This Policy is in addition to any other Clawback or compensation recovery, recoupment or forfeiture policy in effect or that may be adopted by the Company from time to time, or any laws, rules or listing standards applicable to the Company, including without limitation, the Company’s right to recoup any bonus or other compensation subject to Section 304 of the Sarbanes-Oxley Act of 2022.
Section 12. Successors.
    This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective as of October 27, 2023
Last updated as of October 27, 2023

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ACKNOWLEDGMENT TO
WORKIVA INC.
CLAWBACK POLICY

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Workiva Inc. (the “Company”) Clawback Policy (as it may be amended and in effect from time to time, the “Policy”). By signing this Acknowledgement, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with, and provision of services to, the Company.
In the event of any inconsistency between the Policy and the terms of any employment or other agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.
Further, by signing below, the undersigned acknowledges that the Company will not indemnify the undersigned against the loss of any Clawback Amount (as defined in the Policy) and agrees to abide by the terms of the Policy, including, without limitation, by forfeiting, returning and/or reimbursing any Clawback Amount (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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